Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated December 3, 2015
Registration No. 333-203569

1 TM L ISHAN A KLOG , MD Chairman and CEO DECEMBER 3, 2015

2 Disclaimer PAVMED INC. (“PAVMED”) HAS FILED A REGISTRATION STATEMENT (INCLU DING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGIST RATION STATEMENT AND OTHER DOCUMENTS PAVMED HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT PAVMED AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, PAVMED, ANY SELLING AGENT OR ANY DEALER PARTICIPA TING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1 - 866 - 430 - 7646 OR BY EMAIL AT RFF@PAVM.COM. THIS PRESENTATION CONTAINS “FORWARD - LOOKING STATEMENTS.” THESE FORWA RD - LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO D IFFER MATERIALLY FROM THE EXPECTED RESULTS. ACTUAL RESULTS MAY DIFFER FROM EXPECTATIONS, ESTIMATES AND PROJE CTIONS AND, CONSEQUENTLY, YOU SHOULD NOT RELY ON THESE FORWARD LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVE NTS. WORDS SUCH AS “EXPECT,” “ESTIMATE,” “PROJECT,” “BUDGET,” “FORECAST,” “ANTICIPATE,” “INTEND,” “PLAN,” “MAY,” “WILL,” “COULD,” “SHOULD,” “BELIEVES,” “PREDICTS,” “POTENTIAL,” “CONTINUE,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD - LOOKING STATEMENTS. PAVMED UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD - LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE: PAVMED’S ABILITY TO IMPLEMENT ITS BUSINESS PLAN; PAVMED’S ABILITY TO REGISTER AND PROTECT ITS INTELLECTUAL PROPERTY; OBTAINING THE NECESSARY FINANCING TO OPERATE ITS BUSINESS; LOSS OF KEY PERSONNEL; CHANGES IN ECONOMIC CONDITIONS GENERALLY; LEGISLATIVE AND REGULATORY CHANGES; AND THE DEGREE AND NATURE OF PAVMED’S COMPETITION. PAVMED MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL - INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN PAVMED AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN PAVMED . THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTIONS IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. PAVMED HAS NOT YET SOUGHT NOR RECEIVED CLEARANCE FROM THE FDA OR ANY OTHER REGULATORY AGENCY FOR ANY OF THE PRODUCTS DESCRIBED IN THIS PRESENTATION.

3 Company Overview

4 I nnovative multi - product medical device company Unique, proven business model ▪ Speed to market ▪ Highly capital efficient ▪ High - margin, high - impact products in attractive markets Leadership team with strong track record of value creation ▪ Four successful single - product companies ▪ Rapid creation of dramatic value with modest capital investment ▪ Two products cleared and commercialized, two products currently at FDA ▪ One company sold for $55M+ to a Nasdaq - listed public company Deep, expanding pipeline of innovative products ▪ Broad clinical spectrum ▪ Five lead products with market opportunities exceeding $4 billion ▪ Will expand through ongoing internal innovation and external partnership

5 LISHAN AKLOG, MD C HAIRMAN & CEO ▪ A.B. Physics, magna cum laude ▪ Phi Beta Kappa ▪ M.D., cum laude ▪ General Surgery Resident ▪ Cardiothoracic Surgery Resident ▪ Assistant Professor ▪ Associate Surgeon ▪ Associate Chief of Cardiac Surgery ▪ Assistant Professor ▪ Director of Minimally Invasive Cardiac Surgery ▪ Chair of the Cardiovascular Center ▪ Chief of Cardiovascular Surgery ▪ Associate Professor of Surgery ▪ Founding Partner ▪ Chairman and CTO, Vortex Medical ▪ Senior Advisor, Director, Saphena Medical, Kaleidoscope Medical and Cruzar Medical Leadership team with strong record of value creation BRIAN DEGUZMAN, MD C HIEF M EDICAL O FFICER ▪ B.S. Biology ▪ M.D. ▪ General Surgery Resident ▪ Cardiac Surgery Research Fellow ▪ Cardiothoracic Surgery Resident ▪ Clinical Associate ▪ Associate Surgeon ▪ Assistant Professor of Surgery ▪ Associate Chief of Cardiovascular Surgery ▪ Assistant Professor of Surgery ▪ Founding Partner ▪ CMO, Vortex Medical ▪ CEO, Kaleidoscope Medical ▪ Senior Advisor, Director ▪ Saphena Medical and Cruzar Medical MICHAEL GLENNON V ICE C HAIRMAN ▪ B.A., Business Administration ▪ Endoscopy and Surgical Instrument Territory Sales Manager ▪ Cardiac Surgery Territory and Regional Sales Manager ▪ CRM Sales Manager ▪ CRM District Sales Manager ▪ Senior Vice President, Sales and Marketing ▪ Founding Partner ▪ CEO, Vortex Medical, Saphena Medical and Cruzar Medical ▪ Senior Advisor, Director Kaleidoscope Medical ORIGIN MEDSYSTEMS

6 Leadership team’s prior track record of success A NGIO V AC ™ Endovascular device to remove large clots and other intravascular material V ENO P AX ™ Next - generation endoscopic vessel harvest device for coronary bypass surgery K ALEIDOSCOPE ™ Novel reversible IVC filter H OUDINI ™ Novel chronic total occlusion device for use in peripheral vascular disease $3.5M $3.0M $1.5M $2.5M Acquired by Angiodynamics ( Nasdaq:ANGO ) for $55M + 3 rd Gen device now marketed across the US Evaluating acquisition overtures by large strategics Submitted to FDA for 510(k) clearance Evaluating acquisition overtures by large strategics Anticipate FDA 510(k) clearance December 2015 Commercial Launch January 2016

7 PAVmed builds on leadership team’s prior success Created to leverage proven business model in a long - term multi - product company Access to seamless capital through the public capital markets Retain tight focus on capital and time efficiency Expanding pipeline Success not dependent on single product, not binary

8 Lead products provide near - term value creation opportunities NextCath Self - Anchoring Short - Term Catheters Target Commercialization Q4 - 2016 NextFlo Highly Accurate Disposable Infusion Pump T arget Commercialization Q4 - 2016 PortIO Long - term Implantable Vascular Access Device Target Commercialization Q4 - 2016 CarpX Percutaneous Device to Treat Carpal Tunnel Syndrome Target Commercialization Q1 - 2017 Caldus Disposable Tissue Ablation Devices including Renal Denervation Target Commercialization Q2 - 2017, Q4 - 2017 * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

9 The PAVmed Business Model

10 The PAVmed Business Model Proven record advancing products from concept to commercialization with capital and time efficiency Stringent project selection criteria drive commercial opportunity Key business processes deliver capital and time efficiency Multi - product pipeline leverages capital efficiency to enhance value creation Flexible commercialization strategy accelerates value creation

11 Proven record of delivering capital and time efficiency 0 12 24 36 48 60 Typical Company PAVmed Model Months T IME TO 510( K ) C LEARANCE $0 $10,000,000 $20,000,000 $30,000,000 Typical Company PAVmed Model Dollars C APITAL T O 510( K ) C LEARANCE * Typical Company data from Markower, et al. FDA Impact on US Medical Technology Innovation 2010

12 Project selection criteria drive commercial opportunity COMMERCIAL OPPORTUNITY High - Margin High - Impact UNMET CLINICAL NEED/ ATTRACTIVE MARKET TECHNOLOGY PROFILE REGULATORY PATHWAY REIMBURSEMENT PROFILE

13 Key business processes deliver capital and time efficiency CAPITAL AND TIME EFFICIENCY Maximize Value Creation LIGHT INFRASTRUCTURE/ LOW FIXED COSTS PARALLEL DEVELOPMENT PROCESSES OUTSOURCED BEST - IN - CLASS PROCESS EXPERTS

14 Multi - product pipeline enhances value creation ENHANCED VALUE CREATION ECONOMIES OF SCALE FLEXIBLE, DYNAMIC ALLOCATION OF RESOURCES FLEXIBLE COMMERCIALIZATION STRATEGY NON - BINARY SUCCESS

15 Accelerate Revenue Growth Flexible commercialization s trategy accelerates value creation DIRECT SALES FORCE Call - point specific INDEPENDENT DISTRIBUTOR NETWORK Call - point specific REGULATORY CLEARANCE CORPORATE PARTNER Sales and Distribution A greement CORPORATE PARTNER Licensing agreement Acquisition of product Initiate Commercialization Remain Opportunistic To Maximize Value Creation

16 Product Pipeline

17 PRODUCT ADDRESSABLE MARKET REGULATORY PATH COMMERCIALIZATION INITIAL CHANNEL TARGET DATE PortIO Long - term Implantable Vascular Access Devices $500M/$50M 510(k) Independent Distributors Q4 - 2016 Caldus Disposable Tissue Ablation Devices $200M/$100M 510(k) Independent Distributors Q2 - 2017 Disposable Renal Denervation Devices $5B/$1B CE Mark / Emerging Markets Independent Distributors Q4 - 2017 CarpX Percutaneous Treatment of Carpal Tunnel Syndrome $1.5B/$750M 510(k) Independent Distributors Q1 - 2017 NextCath Self - Anchoring Short - Term Catheters $2B/$1B 510(k) Corporate Distribution Agreement Q4 - 2016 Next Flo Highly Accurate Disposable Infusion Pump $500M 510(k) Corporate Distribution Agreement Q4 - 2016 Lead products provide near - term value creation opportunities * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

18 PRODUCT INVENTORS TITLE NUMBER DATE PortIO Aklog, deGuzman and Orphanos “Intraosseous Infusion Ports and Methods of Use” Application# US62/0.79.266 US14940889 PCT/US15/60669 Filed 13 - Nov - 2014 13 - Nov - 2015 13 - Nov - 2015 Caldus Aklog and deGuzman “Continuous Flow Balloon Catheter Systems and Methods of Use” Application# 62/131.214 Filed 10 - Mar - 2015 Aklog and deGuzman “Continuous Flow Thermal Ablation Balloon Catheter Systems and Methods of Use” Application# 62/131.217 Filed 10 - Mar - 2015 CarpX Aklog and deGuzman “Systems and Methods for Percutaneous Division of Fibrous Structures” Application# 62/086.950 Filed 03 - Dec - 2014 NextCath Aklog and deGuzman “Self - Anchoring Catheters and Methods of Use” Application# 62/085.838 Filed 01 - Dec - 2014 Next Flo Aklog, deGuzman, et al “Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor” U.S. Patent 8,622,976 Issued 07 - Jan - 2014 Aklog, deGuzman, et al “Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor” U.S. Patent 9,255,834 Issued 13 - Oct - 2015 Growing intellectual property portfolio * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

19 PortIO

20 Market Opportunity 1 iData Research Group, 2013 2 Baskin, et al . Lancet 2009 C LINICAL ▪ Long - term implantable vascular access devices A DDRESSABLE M ARKET ▪ All implantable ports 1 ~$500M ▪ Poor venous access patients ~$50M C URRENT D EVICE L IMITATIONS ▪ Intravascular component ▪ Occlusions requiring intervention (30% 2 ) ▪ Device infections ▪ Labor - intensive (regular flushes) ▪ Surgical insertion/removal ▪ Many patients with poor venous access

21 PortIO - The PAVmed Solution P ORT IO ▪ Novel, implantable intraosseous vascular access device ▪ No intravascular component L ESS I NVASIVE ▪ Near percutaneous insertion/removal M ORE C OST E FFECTIVE ▪ Not prone to occlusions ▪ No need for regular flushes ▪ No radiographic confirmation necessary ▪ Shift procedures to interventional suite or office F EWER C OMPLICATIONS ▪ Fewer occlusions ▪ Potential for fewer, less serious infections M ORE V ERSATILE ▪ Near limitless number of potential access site * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

22 Caldus

23 Market Opportunity C LINICAL ▪ Ablation of pathologic soft tissues including tumors ▪ Renal denervation for refractory hypertension A DDRESSABLE M ARKET ▪ S oft tissue ablation ~$200M/$100M 1 Renal denervation ~$5B/$1B 2 C URRENT D EVICE L IMITATIONS ▪ Requires capital equipment (console) ▪ Expensive ▪ Requires maintenance ▪ Complex algorithms 1 Transparency Market Research, 2014. 2 Pimenta, et al . Circulation 2012:1594 - 96.

24 Caldus - The PAVmed Solution C ALDUS ▪ Completely disposable tissue ablation devices ▪ Direct thermal ablation ▪ No console M ORE C OST E FFECTIVE ▪ No capital and maintenance costs ▪ Lower procedural cost while maintaining margin ▪ Higher temperatures allow shorter ablation times E XPANDED M ARKET ▪ Lower distribution costs to OUS markets * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

25 CarpX

26 Market Opportunity C LINICAL ▪ Carpal tunnel syndrome (CTS) ▪ Most common occupational injury A DDRESSABLE M ARKET ▪ ~2 million patients 1 ▪ 350,000 surgeries annually 1 ▪ All CTS patients $1.5B Current Surgical Patients $750M C URRENT D EVICE L IMITATIONS ▪ Invasive surgical procedure ▪ Endoscopic procedures have higher complication rates and remain surgical procedure 1 Concannon , Plastic and Reconstructive Surgery : 2000. 105:1662 - 1665.

27 CarpX - The PAVmed Solution C ARP X ▪ Completely percutaneous CTS device L ESS I NVASIVE ▪ Truly percutaneous ▪ No surgical incision or dissection M ORE C OST E FFECTIVE ▪ Shift procedures interventional lab or office ▪ Shorten procedural times F EWER C OMPLICATIONS ▪ Better nerve protection ▪ Greater lateral dissection may decrease recurrence rates E XPANDED M ARKET ▪ Lower threshold for intervention * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

28 NextCath

29 Market Opportunity C LINICAL ▪ Short - term catheters including peripheral venous catheters (PVC ) A DDRESSABLE M ARKET 1 ▪ 90% of inpatients receive a PVC ▪ S hort - term vascular catheters ~$2B Peripheral venous catheters ~$1B C URRENT D EVICE L IMITATIONS ▪ Catheter dislodgement results in increased costs and complications ▪ Monitoring catheter patency and security is labor intensive ▪ Separate catheter securement devices add complexity and cost 1 iData Research Group, 2013

30 NextCath - The PAVmed Solution N EXT C ATH ▪ Self - anchoring, short - term catheters ▪ Integrated semi - stiff helical portion ▪ Applicable to most, if not all, short - term catheters M ORE C OST E FFECTIVE ▪ Eliminate costly catheter securement devices ▪ Less monitoring of catheter security ▪ Fewer labor - intensive re - insertions F EWER C OMPLICATIONS ▪ Decrease complications associated with dislodgement and micro - motion * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

31 NextFlo

32 Market Opportunity C LINICAL ▪ Disposable infusion pumps (DIP) ▪ Increasing numbers receiving infusions outside hospital A DDRESSABLE M ARKET ▪ DIPs for home use ~$500M C URRENT D EVICE L IMITATIONS ▪ Highly inaccurate in actual use ▪ Dependent on operating conditions ▪ U nsuitable for use with many medications ▪ Numerous reports of complications and even deaths 1 iData Research Group, 2013

33 NextFlo - The PAVmed Solution N EXT F LO ▪ Highly accurate disposable infusion pump ▪ Passive variable flow resistor design F EWER C OMPLICATIONS ▪ Prevent complications from infusions running too slow or fast M ORE C OST E FFECTIVE ▪ Reduce or eliminate need for trained healthcare personnel ▪ Decrease hospital stay by shifting more infusions to the outpatient setting E XPANDS M ARKET ▪ Broadens range of medications amenable to home infusion * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

34 The PAVmed Team

35 Experienced management team LISHAN AKLOG, MD C HAIRMAN & CEO ▪ A.B. Physics, magna cum laude ▪ Phi Beta Kappa ▪ M.D., cum laude ▪ General Surgery Resident ▪ Cardiothoracic Surgery Resident ▪ Assistant Professor ▪ Associate Surgeon ▪ Associate Chief of Cardiac Surgery ▪ Assistant Professor ▪ Director of Minimally Invasive Cardiac Surgery ▪ Chair of the Cardiovascular Center ▪ Chief of Cardiovascular Surgery ▪ Associate Professor of Surgery ▪ Founding Partner ▪ Chairman and CTO, Vortex Medical ▪ Senior Advisor, Director ▪ Saphena Medical, Kaleidoscope Medical and Cruzar Medical BRIAN DEGUZMAN, MD C HIEF M EDICAL O FFICER ▪ B.S. Biology ▪ M.D. ▪ General Surgery Resident ▪ Cardiac Surgery Research Fellow ▪ Cardiothoracic Surgery Resident ▪ Clinical Associate ▪ Associate Surgeon ▪ Assistant Professor of Surgery ▪ Associate Chief of Cardiovascular Surgery ▪ Assistant Professor of Surgery ▪ Founding Partner ▪ CMO, Vortex Medical ▪ CEO, Kaleidoscope Medical ▪ Senior Advisor, Director ▪ Saphena Medical and Cruzar Medical MICHAEL GLENNON V ICE C HAIRMAN ▪ B.A., Business Administration ▪ Endoscopy and Surgical Instrument Territory Sales Manager ▪ Cardiac Surgery Territory and Regional Sales Manager ▪ CRM Sales Manager ▪ CRM District Sales Manager ▪ Senior Vice President, Sales and Marketing ▪ Founding Partner ▪ CEO, Vortex Medical, Saphena Medical and Cruzar Medical ▪ Senior Advisor, Director Kaleidoscope Medical ORIGIN MEDSYSTEMS R ICHARD F. F ITZGERALD C HIEF F INANCIAL O FFICER ▪ B.A., Business Administration and Accounting ▪ Senior Manager, Audit and Transaction Services Group, Coopers & Lybrand (now PricewaterhouseCoopers) ▪ Director of Corporate Development (NYSE:EXC) ▪ Chief Financial Officer ▪ Chief Financial Officer (OTCQB:TPCS)

36 Board of Directors with industry and capital markets experience LISHAN AKLOG, MD Chairman, Chief Executive Officer MICHAEL GLENNON Vice - Chairman RONALD M. SPARKS Director Nominating Committee Chair ▪ Former Healthcare Industry Executive, Avista Capital Partners ▪ Former Chairman and CEO, Navilyst, Inc. ▪ Former President and CEO, Accellent ▪ Former Division President, Smith & Nephew ▪ Led the commercialization of over 50 medical device products JAMES L. COX, MD Director ▪ Professor of Surgery Emeritus, Washington University School of Medicine ▪ Creator of the Cox - Maze procedure for atrial fibrillation ▪ Former President, American Association of Thoracic Surgery ▪ Instrumental in founding six medical device companies DAVID WEILD IV Director Audit Committee Chair ▪ Chairman and CEO, Weild & Co. ▪ Former Vice Chairman, NASDAQ ▪ Former Head of Corporate Finance, Prudential Securities ▪ Recognized expert on capital formation JOSHUA R. LAMSTEIN Director Compensation Committee Chair ▪ Partner and COO, HCFP ▪ Partner, KEC Ventures ▪ Former Co - Founder and COO, Soli Inc. ▪ Former positions in financial services firms including Apollo Advisers and Lehman Brothers IRA SCOTT GREENSPAN Director Senior Advisor ▪ Co - Managing Partner, HCFP ▪ Former Managing Partner HCFP/Brenner ▪ Former securities attorney and partner at major law firm ▪ Pioneering role in innovative corporate finance products and strategies for small and mid - market companies HCFP /Brenner

37 Multi - Specialty Medical Advisory Board of renowned physician innovators ALBERT CHIN MD ▪ Co - founding Partner and Chief Innovation Officer, Pavilion Medical Innovations ▪ Former Vice President of Research and Chief Innovation Officer, Maquet Cardiovascular/ Guidant Cardiac Surgery ▪ Inventor on 184 issued patents and of 12 commercialized products MARC GERDISCH MD ▪ Assistant Professor, Loyola University Medical Center ▪ Chief of Cardiovascular and Thoracic Surgery, Franciscan St. Francis Health Heart Center, Indianapolis ▪ Clinical innovator in heart valves and atrial fibrillation TIMOTHY MURPHY MD ▪ Professor of Diagnostic Imaging and Director of the Vascular Diseases Research Center, Warren Alpert Medical School of Brown University ▪ Former President, Society of Interventional Radiology ▪ Co - founder of four medical device companies TODD ROSENGART MD ▪ Professor and Chairman, Debakey Department of Surgery, Baylor Medical College ▪ Professor of Heart and Vascular Disease and DeBakey - Bard Chair of Surgery, Texas Heart Institute ▪ Co - founder of five medical device and healthcare IT companies PHILLIP STIEG MD ▪ Professor and Chairman of Neurological Surgery, Weil Cornell Medical College ▪ Neurosurgeon - in - Chief and Chairman of Neurological Surgery, New York - Presbyterian Hospital ▪ Former President, Society of University Neurosurgeons ORIGIN MEDSYSTEMS

38 The Future of PAVmed

39 Internal innovation engine ▪ Extracorporeal circulation (ECMO) cannulas ▪ Left atrial access for transcatheter mitral intervention ▪ Endotracheal intubation ▪ Sleep apnea ▪ Laparoscopic hernia r epair External partnerships ▪ Individual clinician i nnovators ▪ Academic m edical center tech transfer offices and innovation centers ▪ Large c orporate p artners with orphan IP/product portfolio Acquisitions Expand pipeline in order to drive long - term growth

40 Near - and long - term opportunities for value creation Complete lead product non - provisional patent applications PortIO FDA submission NextCath FDA submission NextFlo FDA submission PortIO FDA clearance and initial commercialization Caldus General FDA submission Caldus RND CE Mark submission CarpX FDA submission NextCath FDA clearance and initial commercialization NextFlo FDA clearance and initial commercialization Expand patent portfolio Complete freedom to operate (FTO) analyses Upcoming 2016 Milestones

41 Near - and long - term opportunities for value creation Rapidly advance lead products to commercialization Execute commercialization strategy Expand pipeline S HAREHOLDER V ALUE

42 Unique, Proven Business Model Broad, Expanding Pipeline of Innovative Products World - Class Board and Advisors Leadership Team with Strong Record of Value Creation PAVmed Investment Highlights TM